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                                                                    EXHIBIT 12.1

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY AND SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


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                                                                                 Three Months  Ended
                                                                                     March  31,
                                                                        -----------------------------------
                                                                              2001                 2000
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                                $ 315                 $ 428

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                               66                    78

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                        48                    43

    Distributed income of investees
      accounted for under the equity method                                         2                    43

    Amortization of capitalized interest                                            2                     1

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                                7                     3
                                                                        -------------        --------------


  Total earnings available for fixed charges                                    $ 426                 $ 590
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                                    $  69                 $  80

  Portion of rent under long-term operating
    leases representative of an interest factor                                    48                    43
                                                                        -------------        --------------

  Total fixed charges                                                           $ 117                 $ 123
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              3.64x                 4.80x
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